EXHIBIT 99.1
4849 Evanswood Drive, Columbus, Ohio 43229

FOR IMMEDIATE RELEASE
Max & Erma’s Restaurants, Inc.	For Further Information Contact:
NASDAQ/Capital Market: MAXE	William C. Niegsch, Jr.
Exec.Vice President &
Chief Financial Officer
April 28, 2008	(614) 431-5800
www.maxandermas.com
Max & Erma’s Restaurants, Inc. To Be Acquired by G&R Acquisition, Inc.
Columbus, Ohio, April 28, 2008 — Max & Erma’s Restaurants, Inc. (NASDAQ/Capital Market: MAXE) today announced the signing of a definitive agreement with G&R Acquisition, Inc. (G&R), an entity formed by Gary Reinert, Sr. of Pittsburgh, Pennsylvania. Under the terms of the agreement, G&R will acquire all of the outstanding shares of the Company for $4.00 per share in cash.
The Boards of Directors of both the Company and G&R have unanimously approved the proposed transaction. Certain of the Company’s principal stockholders, including all of the members of the Company’s Board of Directors and the Company’s President and Chief Executive Officer, who collectively own approximately 45% of the outstanding shares of the Company’s common stock, have agreed to vote their shares in favor of the transaction.
Rob Lindeman, President and Chief Executive Officer of Max & Erma’s said, “This transaction creates value and liquidity for our stockholders and a recapitalization which will allow us to continue building the Max & Erma’s brand. The transaction will allow us to focus our resources on the business and avoid the costly and complex requirements of being a public company.”
Mr. Reinert, President of G&R, said he is pleased to become involved with Max & Erma’s. “The Max & Erma’s brand stands for quality and a great dining experience. While I will not personally be involved with management, we have assembled a great team who, together with the Company’s current management, will solve the Company’s liquidity and capital issues and allow the Company to effectuate its turn-around plan.”
Following the transaction, the Company’s current management will remain in place.
KeyBanc Capital Markets, Inc. is serving as the Company’s financial advisor in connection with the proposed transaction. The Company is represented by its general counsel, the law firm of Porter, Wright, Morris & Arthur, LLP. G&R Acquisition, Inc. is represented by the law firm Buchanan Ingersoll & Rooney PC.

At April 28, 2008, Max & Erma’s owns and operates 79 casual dining full-service restaurants under the Max & Erma’s name in Akron, Canton, Cincinnati, Cleveland, Columbus, Dayton, Niles and Toledo, Ohio; Indianapolis, Indiana; Ann Arbor, Detroit, Grand Rapids and Lansing, Michigan; Pittsburgh, Erie and Washington, Pennsylvania; Crestview Hills, Lexington and Louisville, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia; Virginia Beach and Norfolk, Virginia. The Company also currently franchises 27 restaurants in Chillicothe, Cincinnati, Cleveland, Columbus, Dayton, Findlay, Sandusky, Sharonville and Wilmington, Ohio; St. Louis, Missouri; Philadelphia, Pennsylvania; Detroit, Michigan; Dulles, Richmond, Norfolk and Virginia Beach, Virginia; Myrtle Beach, South Carolina; Huntington, West Virginia; and the State of Indiana. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol MAXE.
This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including the statements relating to future restaurant openings. Actual performance may differ materially from that projected in such statements. For example, although the Company and G&R Acquisition, Inc. have signed an agreement for a subsidiary of G&R Acquisition, Inc. to merger into the Company, there is no assurance that they will complete the proposed merger. The proposed merger may not occur at all if the companies do not receive necessary approval form the Company’s stockholders, or if it is blocked by a governmental agency, or if either the Company or G&R Acquisition, Inc. fail to satisfy other conditions to closing. Other risks and uncertainties to which the companies are subject are discussed in the Company’s reports filed with the SEC under the caption “Risk Factors” and elsewhere, including, without limitation, the Company’s Annual Report on Form 10-K/A for the year ended October 28, 2007 (filed January 25, 2008 and amended on February 25, 2008) and Quarterly Report on Form 10-Q for the fiscal quarter ended February 17, 2008 (filed March 27, 2008).
Additional Information and Where to Find It.
     In connection with the proposed merger with G&R Acquisition, Inc., the Company Intends to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A. Stockholders and investors are advised to read all relevant documents filed with the SEC, including the Company’s proxy statement, because they will contain important information about the proposed transaction. Stockholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s web site at www.sec.gov. Free copies of the proxy statement, once available, and the Company’s other filings with the SEC, may be obtained by directing a written request to Max & Erma’s Restaurants, Inc., 4849 Evanswood Drive, Columbus, Ohio, 43229, Attention: Chief Financial Officer or by telephone at 614-431-5800.
Participants in the Solicitation
     The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s Annual Report on Form 10-K/A, that was filed with the SEC on January 25, 2008, and amended on February 25, 2008. These documents will be available free of charge once available at the SEC’s web site at www.sec.gov or by directing a request to the Company as described above.